Exhibit 99.1

H. PAULETT EBERHART ELECTED TO LPL FINANCIAL BOARD OF DIRECTORS

- Eberhart brings decades of operational and financial and accounting industry experience to Board and Audit Committee -

Boston, MA - Nov. 24, 2014 - LPL Financial LLC, the nation's largest independent broker-dealer*, a custodian for registered investment advisors (RIAs), and a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), today announced that H. Paulett Eberhart has been elected to the LPL Financial Holdings Board of Directors and will serve on the Board’s Audit Committee. This latest addition of talent and experience to the Board of Directors represents LPL’s ongoing commitment to strong, independent corporate governance.

“I am pleased to welcome Paulett to the Board of Directors,” said Mark Casady, chairman and CEO of LPL. “Paulett brings a wealth of executive experience from her years working in the data technology industry, as well as deep expertise in corporate governance. She will be a tremendous asset to our Board and Audit Committee, and I look forward to working alongside Paulett and our other board members as we continue our stewardship of LPL.”

Ms. Eberhart joins the LPL Board of Directors from CDI Corporation where she was president and CEO from 2011 to 2014. Previously, Ms. Eberhart held positions as president and CEO of Invensys, chairman and CEO of HMS Ventures, and a variety of senior-level and executive positions at EDS Corporation. Ms. Eberhart began her career at M.D. Anderson Cancer Center after earning a B.S. in Business Administration from Bowling Green State University. She currently sits on the Board of Directors at Anadarko Petroleum Corporation and Cameron International Corporation.

“I am grateful for the opportunity to serve on the Board of Directors at LPL,” said Ms. Eberhart. “LPL is changing the way that financial advisors do business with their independent platform and innovative technology solutions. I am looking forward to working with the Board of Directors and Chairman Mark Casady as we help guide LPL into its next chapter.”

About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (Nasdaq:LPLA), is a leader in the financial advice market and serves $465 billion in retail assets. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,900 independent financial advisors and more than 700 banks and credit unions. LPL Financial is the nation's largest independent broker-dealer since 1996 (*based on total revenues, Financial Planning magazine, June 1996-2014), is one of the fastest growing RIA custodians with $84 billion in retail assets served as of September 30, 2014, and acts as an independent consultant to more than 40,000 retirement plans with approximately $110 billion in retirement plan assets served. In addition, LPL Financial supports approximately 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have 3,397 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPL Financial Media Contact
Amanda Keating
Phone: (202) 741-5571
Email: akeating@gloverparkgroup.com